Exhibit 11.1

April 30, 2018

The Board of Directors and Shareholders

CapRocq Core REIT, Inc. and Subsidiaries

Little Rock, Arkansas

Consent of Independent Auditor

We consent to the use in this Annual Report on Form 1-K of CapRocq Core REIT, Inc. and Subsidiaries of our independent auditor’s report dated April 30, 2018, relating to the audit of the consolidated balance sheet of CapRocq Core REIT, Inc. and Subsidiaries as of December 31, 2017, and of the related consolidated statements of income, comprehensive income, shareholder’s equity (deficit) and cash flows for the year then ended.

/s/ Heard, McElroy, & Vestal LLC

Shreveport, Louisiana